KANSAS CITY SOUTHERN INDUSTRIES, INC.
                        AND SUBSIDIARY COMPANIES

                COMPUTATION OF EARNINGS TO FIXED CHARGES
                          (Dollars in Millions)
                                                          Years ended December 31,
                                   ------------------------------------------------------------------------
                                      1998           1997           1996            1995           1994
                                   -----------    -----------    -----------     -----------    -----------
Earnings:

Pretax Income, Excluding Equity
in Earnings (Losses) of
Unconsolidated Affiliates           $  331.5       $   64.0       $  167.2        $  484.5       $  148.9

Interest Expense on Indebtedness        66.1           63.7           59.6            77.0           53.6

Portion of Rents Representative
of an Appropriate Interest Factor       23.5           21.3           13.9            17.2           17.7

Equity in Undistributed Earnings
of 50% Owned Affiliates                 (2.3)           2.8            0.8             5.7           15.6

Distributed Earnings of Less
Than 50% Owned Affiliates                -              -              3.7             0.9            0.1

Fixed Charges of 50% Owned
Affiliates                               6.0            6.0            1.3             1.3            0.9
                                   -----------    -----------    -----------     -----------    -----------

Income, as Adjusted                 $  424.8       $  157.8       $  246.5        $  586.6       $  236.8
                                   -----------    -----------    -----------     -----------    -----------

Fixed Charges:

Interest Expense on Indebtedness    $   66.1       $   63.7       $   59.6        $   77.0       $   53.6

Capitalized Interest                     -              7.4            -               -              -

Portion of Rents Representative
of an Appropriate Interest Factor       23.5           21.3           13.9            17.2           17.7

Fixed Charges of 50% Owned
Affiliates                               6.0            6.0            1.3             1.3            0.9
                                   -----------    -----------    -----------     -----------    -----------

Total Fixed Charges                 $   95.6       $   98.4       $   74.8        $   95.5       $   72.2
                                   -----------    -----------    -----------     -----------    -----------

Ratio of Earnings to Fixed
Charges                              4.44 (i)       1.60 (ii)         3.30         6.14 (iii)        3.28
                                   -----------    -----------    -----------     -----------    -----------


(i)   Includes   one-time  non-cash  charge  resulting  from  the  merger  of  a
      wholly-owned   subsidiary   of  DST   Systems,   Inc.   (DST)   with  USCS
      International, Inc. Excluding this one-time item, the ratio for 1998 is 4.75.

(ii) Includes one-time restructuring, asset impairment and other charges. Excluding these one-time items, the ratio for 1997 is 3.60.

(iii) Reflects DST as a majority owned unconsolidated subsidiary through October 31, 1995, and an unconsolidated 41% owned affiliate thereafter. If the ratio was computed to exclude the one-time gain associated with the November 1995 public offering of DST and associated transactions, the 1995 ratio for 1995 would have been 3.04.

Note: Exclude amortization expense on intangible debt discount due to immateriality.